Securities and Exchange Commission

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 10, 2003

PERFICIENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15169	74-2853258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 South Capital of Texas Highway, Suite 220, Building 3, Austin, TX		78746
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (512) 531-6000

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

Pursuant to their terms, at the close of the Nasdaq SmallCap Market on November 10, 2003, all then outstanding shares of Perficient, Inc. Series A Preferred Stock and Series B Preferred Stock were automatically converted into a total of approximately 2.91 million shares of Perficient common stock. Each then outstanding share of Series A Preferred Stock was converted into 1.01 shares of Perficient common stock, and each then outstanding share of Series B Preferred Stock was converted into 1 share of Perficient common stock.

The Certificates of Designation, Rights and Preferences of the Series A Preferred Stock and the Series B Preferred Stock provided for the automatic conversion into common stock in the event Perficient’s common stock had a closing price in excess of $3 per share on the Nasdaq SmallCap Market for twenty consecutive trading days, provided that there was an average trading volume of at least 50,000 shares per trading day during that period.

The conversion of all outstanding preferred stock into common stock eliminates the accrual of approximately $180,000 in annual dividends otherwise due on the preferred stock.  The conversion will have no effect on reported diluted shares outstanding used in computing diluted earnings per share or on diluted earnings per share.  The conversion will result in an increase in the basic shares outstanding used in computing basic earnings per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFICIENT, INC.

Date: November 17, 2003	By:	/s/ John T. McDonald
John T. McDonald
Chief Executive Officer